EXHIBIT 99.1
                                                                   ------------


                      POLO RALPH LAUREN ANNOUNCES TENDER
                   OFFER TO ACQUIRE IMPACT 21, ITS JAPANESE
                     MEN'S, WOMEN'S AND JEANS APPAREL AND
                             ACCESSORIES LICENSEE


            Offer Supported by Impact 21 Board of Directors and Onward Kashiyama, Impact 21's largest shareholder

            Also Announces Definitive Agreement to Acquire Remaining Stake in Polo Ralph Lauren Japan, its Master Licensee


NEW YORK, NY, APRIL 13, 2007 - Polo Ralph Lauren Corporation (NYSE: RL) today announced its intent to commence a tender offer to acquire the approximately 80% of the outstanding shares of Impact 21 Co., (TSE: 9944), its Japanese sub-licensee for men's, women's and jeans apparel, and accessories, that it does not currently own. The offer for 2,600 yen per share, (approximately $22 per share) in cash is supported by the Board of Impact 21 Co., and is also supported by Onward Kashiyama Co., Ltd., which together with its affiliates, is the single largest shareholder in Impact 21. Onward Kashiyama has agreed to tender all of its and its affiliates shares in Impact 21 in conjunction with this offer. The purchase price represents a 19% premium to Impact 21's closing stock price of 2,190 yen as of April 12, 2007.

Polo Ralph Lauren also announced that it has entered into an agreement to purchase the remaining 50% interest in its Japanese Master Licensee, Polo Ralph Lauren Japan, held by Onward Kashiyama and others, for 2.7 billion yen, (approximately $23 million.) The acquisition of Polo Ralph Lauren Japan would be consummated upon the successful completion of the tender offer, thereby making Polo Ralph Lauren Japan a wholly-owned subsidiary of Polo Ralph Lauren Corporation.

"Today's announcement represents a significant development in our global business," said Ralph Lauren, Chairman and CEO of Polo Ralph Lauren. "We are
extremely grateful to both Onward Kashiyama and Impact 21 for their collaboration in helping to establish Polo Ralph Lauren as a significant brand in the important Japanese market. For nearly 30 years the Japanese customer has responded well to our extensive range of products. With that foundation, and with the opening of our Tokyo flagship store last year, we have been able to expand the assortment of our luxury products and show the Japanese customer the diversity, breadth and excitement of the brand."


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"Japan is our second  largest  country in terms of sales of our products  after the United States and, upon the successful completion of these transactions, we intend to enhance our presence in major department stores, expand our portfolio of Ralph Lauren stores and further build the infrastructure to support a growing business," said Roger Farah, Polo Ralph Lauren President and COO. "We will look to reinforce the brand's image and elevate the distribution in Japan to better align with our business globally."

"This is an exciting time for Impact 21 as we become part of one of the most recognized brands in the world. We look forward to working closely with Polo Ralph Lauren as we strive to meet the needs of our customers, and support the company's future growth in Japan," said Tadao Enomoto, President and Representative Director of Impact 21. "Our board of directors is in full support of this tender offer."

HISTORY

Polo Ralph Lauren has been an important part of the Japanese apparel landscape since 1978, when it entered into a Master Licensing agreement with Seibu Department Stores. Under that agreement, Seibu owned 100% of the Master License which controlled a series of sub-licensees that distributed the Polo Ralph Lauren brand to department stores in Japan. In 2003, Polo Ralph Lauren acquired a 50% controlling interest in its Master Licensee, Polo Ralph Lauren Japan, which became a Polo Ralph Lauren consolidated 50% owned joint venture with Onward Kashiyama. In addition, Polo Ralph Lauren acquired a 20% interest in Impact 21, its largest sub-licensee, with sales of approximately $263 million. Impact 21 is responsible for selling men's, women's and jeans apparel and accessories to department stores in Japan. Currently Onward Kashiyama and its affiliates hold 41% of Impact 21, Polo Ralph Lauren holds approximately 20%, and the remainder is publicly traded.

TENDER OFFER

The tender offer for Impact 21's outstanding shares will commence on April 17, 2007 and is open through May 21, 2007. The offer is conditional upon Polo Ralph Lauren achieving a minimum ownership threshold of 66.67% of the outstanding shares of Impact 21. Upon the successful completion of the tender, together with the Master Licensee acquisition, the gross total transaction amount is estimated to be approximately $370 million, and the net amount of funding required by Polo Ralph Lauren will be approximately $150 million.

INVESTOR CONFERENCE CALL

Today, Friday, April 13, 2007, at 9:00 A.M. Eastern, Polo Ralph Lauren will host a conference call regarding this announcement for analysts, investors, and other interested parties.

Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.polo.com or by dialing 1-719-457-2637. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Polo Ralph Lauren Announcement conference call.


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An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.polo.com. A telephone replay of the call will be available from 11:00 A.M. Eastern, Friday, April 13, 2007, through 11:00 P.M. Eastern, Wednesday, April 18, 2007 by dialing 1-719-457-0820 and entering passcode 9743973.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For nearly 40 years, Polo Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, RL Childrenswear, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.polo.com.

FORWARD-LOOKING STATEMENT

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors including Polo Ralph Lauren's ability to consummate the transactions described in this document and Polo Ralph Lauren's ability to manage its business in Japan directly. More information about these and additional factors is contained in Polo Ralph Lauren's filings with the Securities and Exchange Commission. This press release does not constitute, or form part of, any offer or invitation to sell, or any solicitation of any offer to purchase any securities in any jurisdiction in which it would illegal to make any such offer, invitation to sell or solicitation, nor shall it (or any part of it) or the fact of its distribution form the basis of or be relied on in connection with, any contract therefore. The release, publication or distribution of this press release in certain jurisdictions may be restricted by law and therefore persons in such
jurisdictions  into  which  this  press  release  is  released,   published  or
distributed  should  inform  themselves  about and observe  such  restrictions.
Receipt  of  this  press  release  will  not   constitute  an  offer  in  those
jurisdictions in which it would be illegal to make the Offer and in such circumstances it will be deemed to have been sent for information purposes only.

CONTACT
PRL Corporate: Wendy Smith 212-583-2262
PRL Investors:   Nancy Murray 212-813-7862



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